Exhibit 99.1

For Immediate Release

Full House Resorts, Inc. ANNOUNCEs THE

APPOINTMENT OF DANiel r. LEE AS CHIEF EXECUTIVE OFFICER AND THE FAVORABLE RESOLUTION OF ISSUES WITH ITS STOCKHOLDER GROUP

LAS VEGAS – December 1, 2014 – Full House Resorts, Inc. (NASDAQ: FLL), a developer and manager of gaming facilities, today announced that it has reached a favorable agreement with a group of shareholders, enhancing expertise to its management team and board.

Under the terms of the agreement, the Board has been increased from five to nine members and the Company accepted the resignations of Andre M. Hilliou and Mark J. Miller as directors and entered into Separation Agreements with respect to their employment. To fill the resulting six vacancies, W.H. Baird Garrett, Raymond Hemmig, Ellis Landau, Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas have been appointed to serve as directors, each subject to normal and customary regulatory approvals. Mr. Lee will replace Mr. Hilliou as the Company’s Chief Executive Officer.

Mr. Lee was previously the Chairman and Chief Executive Officer of Pinnacle Entertainment, a large regional casino company. In that role, he oversaw successful properties in each of the principal markets where Full House operates. Prior thereto, during the 1990s, he was the Chief Financial Officer and Senior Vice President of Finance and Development of Mirage Resorts. In various roles, he has participated in the development of numerous major casinos throughout his career, all of which have been successful. These include L’Auberge and the soon-to-open Golden Nugget in Lake Charles, Louisiana; River City and Lumiere Place in St. Louis, Missouri; Casino Magic in Neuquen, Argentina; Bellagio, Treasure Island and Monte Carlo in Las Vegas; and The Borgata in Atlantic City, New Jersey. He worked on Wall Street earlier in his career, as a Chartered Financial Analyst specializing in the casino and hotel industries. Mr. Lee has a Bachelors’ degree in Hotel Administration and a Masters degree in Business Administration, both from Cornell University.

In connection with his appointment as the Company’s Chief Executive Officer, the Company’s compensation committee of the board of directors approved the grant to Mr. Lee of a stock option to purchase 943,834 shares of the Company’s common stock at an exercise price per share equal to the closing price of Company’s common stock on the grant date. Mr. Lee’s option is scheduled to vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in substantially equal installments over the following three years (subject to full or partial accelerated vesting on a qualifying termination of employment or a change in control of the Company). The stock option was granted as a material component of Mr. Lee’s compensation and decision to enter into employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4).

As part of the agreement, Messrs. Lee, Tirpak and Thomas have withdrawn their solicitation statement calling for a special meeting of shareholders and will cease all further solicitation efforts. The settlement document will be filed with the Securities and Exchange Commission.

The Company believes that the settlement agreement is in the best interests of stockholders and resolves the issues raised by the concerned stockholder group in a favorable manner for all parties. The Company looks forward to working with the new members of the Board and management in its continued efforts to maximize stockholder value. Accordingly, and with the concurrence of the reconstituted board, the Company looks forward to continuing to work with its financial advisors to evaluate all strategic alternatives for the company.

“I would like to thank the incumbent Full House Board for working with us to position the Company for future success,” stated Full House’s new CEO, Daniel R. Lee. “I would also like to thank Andre and Mark for their many years of service with the Company and wish them well in their future endeavors. Finally, I look forward to meeting all of the Full House employees and to working together to make Full House Resorts into a strong and successful company building value for shareholders.”

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities throughout the country. The Rising Star Riverboat Casino in Rising Sun, Indiana has 35,000 square feet of gaming space with 940 slot and video poker machines and 30 table games. The property includes 294 hotel rooms, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, and the only live Keno game on the Gulf Coast. The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with approximately 265 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Deborah Pierce
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

or

Jacques Cornet

ICR

646-277-1285

investors@fullhouseresorts.com